ISCO International Provides Financial Update for the Fourth Quarter 2005 and Investor Call Information

ELK GROVE VILLAGE, IL -- 11/03/2005 -- ISCO International, Inc. (AMEX: ISO), a leading global supplier of radio-frequency management and interference-control systems for the wireless telecommunications industry, provided an update on its business operations.

Fourth Quarter Status

ISCO International's booked revenue for the fourth quarter of 2005, based on customer orders already shipped or expected to ship during the quarter, stands at approximately $0.6 million through the end of October. This is roughly the same as the revenue for the entire fourth quarter of 2004, said CEO John Thode.

"While we didn't get off to as quick a start in Q4 as we would have liked, we are ahead of our Q3 pace and have visibility to a number of near term opportunities. Having significantly improved the cycle time and efficiencies of our supply chain, we will also be prepared to fulfill orders we receive late in the year, a phenomenon we often see in our business as operators complete their budget cycle," Thode added.

Business Development

Thode highlighted three very significant proposals ISCO International has outstanding for the US market. "First, we have completed an extensive commercial trial with a new customer, at the corporate level, for our new PCS equipment. The results, by any measure, were outstanding. Commercial discussions are scheduled during the next several days that could lead to a significant deployment with this entity over the next year, with initial shipments that might start as early as the end of this quarter. Second, we've been informed by a large US operator, with an extensive history of purchasing RF conditioning equipment across all of their markets, that we are one of two finalists to supply their future needs. We expect their decision very shortly. Finally, we are in the RFP process, and expect to be a finalist, for a customized solution that offers more revenue potential over the next two years than any of the other opportunities we are pursuing," said Mr. Thode. "To put this in perspective, each of these opportunities is orders of magnitude more than we've dealt with in the past. While nothing is certain until it is done, we are optimistic and have high expectations."

Briefly updating progress outside of the US, Thode added, "We've been working with our new partners in Latin America and China to get those businesses up and running very quickly. While we expect it to take sometime to fully develop these markets, we have already achieved some early success and expect to begin a field trial in Tianjin with a large CDMA operator before the end of the year with a version of the RF2 family. This customer has a number of additional RF conditioning needs that we are also discussing," added Thode. Thode concluded by saying, "as we begin to build the business, we have started to become a more attractive, viable partner and this has started to open the doors to opportunities previously untouchable for the Company. While the entire Company is impatient to accelerate our progress, from any historical perspective we continue to make outstanding progress."

Investor Call

An investor call will be held today, November 3rd, at 4pm eastern. To participate in the call domestically, dial 1-800-374-1207. International callers should dial 1-706-634-5011. The conference name is "ISCO." The call will be replayed for 30 days at 1-800-642-1687 (or 1-706-645-9291 for international callers), with a pass code of 1604906#.

Following the presentation, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions. A copy of the webcast link will be provided at www.iscointl.com and is copied below.

Webcast link: http://www.webcastir.com/WCframe.asp?B=826&ID=201&L=1

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "look," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property, the risks associated with foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K/A. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com